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                  EXPENSE LIMITATION AGREEMENT

                ALLIANCE CAPITAL MANAGEMENT L.P.
                   1345 Avenue of the Americas
                    New York, New York 10105


                                   July 13, 1999



Alliance Health Care Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105


Dear Sirs:

         Alliance Capital Management L.P. herewith confirms our

agreement with you as follows:



         1.   You are an open-end, diversified management

investment company registered under the Investment Company Act of

1940, as amended (the "Act").  You propose to engage in the

business of investing and reinvesting your assets in accordance with applicable limitations.  Pursuant to an Advisory Agreement dated as of July 13, 1999 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of such assets.



         2.   We hereby agree that, notwithstanding any provision

to the contrary contained in the Advisory Agreement, we shall limit as provided herein the aggregate expenses of every




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character incurred by you, including but not limited to the fees

("Advisory Fees") payable to us pursuant to the Advisory

Agreement (the "Limitation").  Under the Limitation, we agree that, through August 31, 2000, such expenses shall not exceed a percentage (the "Percentage Expense Limitation") of your average daily net assets equal to, on an annualized basis, 2.50% in the case of the Class A shares, 3.20% in the case of the Class B shares and the Class C shares, and 2.20% in the case of the

Advisor Class shares.  To determine our liability for expenses in excess of the Percentage Expense Limitation, the amount of

allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year, or limitation period, if shorter (the "Prorated Limitation").  The Prorated Limitation

shall be compared to your expenses recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the "Allowable Expenses").  If Advisory Fees and

your other expenses for the current day exceed the Allowable

Expenses, Advisory Fees for the current day shall be reduced by such excess ("Unaccrued Fees").  In the event such excess exceeds the amount due as Advisory Fees, we shall be responsible for the additional excess ("Other Expenses Exceeding Limit").  If

cumulative Unaccrued Fees or cumulative Other Expenses Exceeding

Limit remain at August 31, 2000, these amounts shall be paid to us in the future, provided that (1) no such payment shall be made




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to us after August 31, 2002, (2) such payment shall be made only to the extent that it does not cause your aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation,

and (3) no such payment shall be made to us to the extent that the aggregate of such payments would exceed the amount of

organizational and offering expenses (as defined by the Financial

Accounting Standards Board) recorded by you for financial

reporting purposes on or before August 31, 2000.



         3.   Nothing in this Agreement shall be construed as

preventing us from voluntarily limiting, waiving or reimbursing your expenses outside the contours of this Agreement during any time period before or after August 31, 2000; nor shall anything herein be construed as requiring that we limit, waive or

reimburse any of your expenses incurred after August 31, 2000,

or, except as expressly set forth herein, prior to such date.



         4.   This Agreement shall become effective on the date

hereof and remain in effect until August 31, 2002.  This

Agreement may be terminated by either party hereto upon not less than 60 days' prior written notice to the other party.  Upon the termination or expiration hereof, we shall have no claim against you for any amounts not reimbursed to us pursuant to the

provisions of paragraph 2.






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         5.   This Agreement shall be construed in accordance

with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the

Act.



         If the foregoing is in accordance with your

understanding, will you kindly so indicate by signing and

returning to us the enclosed copy hereof.



                             Very truly yours,

                             ALLIANCE CAPITAL MANAGEMENT L.P.

                             By ALLIANCE CAPITAL MANAGEMENT
                                  CORPORATION, its general
                                  partner


                             By  /s/ John D. Carifa



Agreed to and accepted
as of the date first set forth above.



ALLIANCE HEALTH CARE FUND, INC.


By  /s/ Edmund P. Bergan, Jr.













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